Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement, as amended, on Form S-3 of Concho Resources Inc. and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement, as amended, and prospectus of information contained in our report setting forth the estimates of revenues from Concho Resources Inc.’s oil and gas reserves as of December 31, 2011. We further consent to the reference to this firm under heading “Experts.”

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C. H. (Scott) Rees III
C. H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

March 6, 2012